Exhibit 99.1

News release	29 July 2010

H1 2010 Results

Key Highlights

•                  Total subscribers increased by 18,429 to 747,148;

•                  MyStar penetration increased 51%, to 159,550 subscribers;

•                  Total ARPU increased 5% to $84.69;

•                  Churn improved 4bps to 1.36% from 1.40%;

•                  Revenue increased 6% to $352 million;

•                  OCF(1) increased 5% to $120 million;

•                  Profit before interest and tax increased 6% to $63 million; and

•                  Available liquidity increased 53% to $145 million.

All comparisons are for the six months ended 30 June 2010 (compared to the same period in 2009, unless otherwise stated)

Austar United Communications (“AUSTAR”, ASX: AUN) today released its unaudited results for the half-year ended 30 June 2010.

Total television subscribers grew to 747,148 following a net subscriber gain for the quarter of 3,389, and an 18,429 increase compared with the first half in 2009. Meanwhile customer churn decreased from 1.40 percent in the first half of 2009 to 1.36 percent. Total ARPU increased five percent compared with the previous corresponding half, ending the second quarter at $84.69.

MyStar subscribers increased 51 percent compared with the first half in 2009 to end the period at 159,550. Over 26 percent of residential subscribers now enjoy the benefits of MyStar, with 28 percent of this group taking MyStar HD.

Chief Executive Officer, Mr John Porter, said: “While subscriber growth was still subdued in the second quarter, we are seeing positive signs that momentum has returned.  Our product is better than ever; and with the launch of our download and streaming product, AUSTAR AnyWhere in early July, our market understands that AUSTAR is the home of quality content regardless of platform. MyStar HD continues to appeal to customers who want more control over their viewing, with eight in ten MyStar HD subscribers saying they’d recommend it to friends.

 “The digital switchover, meanwhile, has occurred in Mildura, and regional South Australia will take place next. We have found that the digital switchover offers an even greater opportunity for AUSTAR as consumers want a quality, multi-channel experience. In Mildura, for example, the number of sales and upgrades increased significantly in the months before analogue switch-off.”

Operating Cash Flow(1) (OCF) for the half increased by five percent to $120 million compared to the previous corresponding period, while profit before interest and tax was $63 million, a 6 percent increase on the first half of 2009. Cash capital expenditure decreased 7 percent to $57.1 million for the half. Free Cash Flow increased 32 percent to $26 million.

Available liquidity ended 30 June had increased 53 percent to $145 million.

Mr Porter said: “As we work through this difficult consumer environment to regain our growth momentum, we have continued to exercise strong cost control, and this discipline is evident from our financial results.”

Mr Porter concluded: “Our customers are benefitting from great product offerings and a range of quality content being offered by the channels. The second half of 2010 will be an exciting time for AUSTAR and its customers, with the 2010 Delhi Commonwealth Games showcased in HD over six dedicated channels, and the launch of a range of key programming that has traditionally connected well with subscribers.”

-ENDS-

Notes:

(1) Operating Cash Flow — previously described as EBITDA and is defined as Revenue, less Operating Expenses,  excluding stock based compensation, Foreign Exchange, Depreciation, Amortisation, provisions for litigation, impairment and restructuring.

Non-GAAP measures — Operating Cash Flow and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

For further information contact:

Deanne Weir	Emma Rackley
Group Director, Corporate Development	Group Manager, Corporate Affairs
+61 2 9295 0103 or 0402 865 300	+61 2 9394 9806 or 0422 823 000
dweir@austar.com.au	erackley@austar.com.au

Austar United Communications (AUSTAR)
www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 740,000 customers enjoying principally satellite digital television services. Internet and mobile telephony services complete AUSTAR’s product offering. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, CountryMusic Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of Subscribers, holds an indirect controlling stake in AUSTAR.